                                              ELIZABETHTOWN WATER COMPANY AND SUBSIDIARY               Exhibit 12
                                                    Computation of Ratio of Earnings to Fixed Charges
                                                                     and Preferred Dividends
                                                                  (In Thousands Except Ratios)

                                          Three Months Ended Nine Months Ended Twelve Months Ended
                                             September 30,      September 30,      September 30,
                                             1998     1997     1998      1997     1998      1997
                                           --------------------------------------------------------
EARNINGS:
Income before preferred stock dividends    $8,689   $7,982   $19,021  $16,729   $23,197  $ 20,614
Federal income taxes                        4,633    4,253    10,106    8,873    12,507    10,900
Interest charges                            3,797    4,003    11,511   12,518    15,615    16,469
                                           --------------------------------------------------------
 Earnings available to cover fixed charges 17,119   16,238   40,638    38,120    51,319    47,983
                                           --------------------------------------------------------


FIXED CHARGES AND PREFERRED DIVIDENDS:

Interest on long-term debt                  3,651    3,671   10,988    10,318    14,700    13,570
Preferred dividend requirement (1)            311      311      933       932     1,251     1,243
Other interest                                229      293      627     2,060       949     2,986
Amortization of debt discount - net            98       89      293       267       402       365
                                           --------------------------------------------------------
Total fixed charges                         4,289    4,364   12,841    13,577    17,302    18,164
                                           --------------------------------------------------------
Ratio of Earnings to Fixed Charges
 and Preferred Dividends                     3.99     3.72     3.16      2.81      2.97      2.64
                                           ========================================================


(1) Preferred Dividend Requirement:

Preferred dividends                           203      203      609       609       813       813
Effective tax rate                          34.78%   34.76%   34.70%    34.66%    35.03%    34.59%
                                           --------------------------------------------------------
Preferred dividend requirement             $  311   $  311   $  933   $  932    $ 1,251  $ $1,243
                                           ========================================================

Earnings to Fixed Charges and Preferred Dividends represents the sum of Income Before Preferred Stock Dividends, Federal income taxes and Interest Charges (which is reduced by Allowance for Debt Funds Used During Construction), divided by Fixed Charges. Fixed Charges and Preferred Dividends consist of interest on long and short-term debt (which is not reduced by Allowance for Debt Funds Used During Construction), dividends on Preferred Stock on a pre-tax basis and Amortization of debt discount.

                                   Page 1 of 2
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

                                              ELIZABETHTOWN WATER COMPANY AND SUBSIDIARIES            Exhibit 12
                                              Computation of Ratio of Earnings to Fixed Charges
                                                        (In Thousands Except Ratios)


                                            Three Months Ended Nine Months Ended Twelve Months Ended
                                              September 30,     September 30,      September 30,
                                             1998     1997     1998      1997     1998      1997
                                         -----------------------------------------------------------
EARNINGS:
Income before preferred stock dividends    $ 8,689   $ 7,982  $19,021  $16,729   $23,197  $ 20,614
Federal income taxes                         4,633     4,253   10,106    8,873    12,507    10,900
Interest charges                             3,797     4,003   11,511   12,518    15,615    16,469
                                           --------------------------------------------------------
 Earnings available to cover fixed charges  17,119    16,238   40,638   38,120    51,319    47,983
                                           --------------------------------------------------------

FIXED CHARGES:
Interest on long-term debt                   3,651     3,671   10,988    10,318   14,700    13,570
Other interest                                 229       293      627     2,060      949     2,986
Amortization of debt discount - net             98        89      293       267      402       365
                                           --------------------------------------------------------
Total fixed charges                          3,978     4,053   11,908    12,645   16,051    16,921
                                           --------------------------------------------------------

Ratio of Earnings to Fixed Charges            4.30      4.01     3.41      3.01     3.20      2.84
                                           ========================================================

Earnings to Fixed Charges represents the sum of Income Before Preferred Stock Dividends, Federal income taxes and Interest Charges (which is reduced by Allowance for Debt Funds Used During Construction), divided by Fixed Charges. Fixed Charges consist of interest on long and short-term debt (which is not reduced by Allowance for Debt Funds Used During Construction), and Amortization of debt discount.

                                                  Page 2 of 2



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